Exhibit 10.1

Share Transfer Agreement

Among

Beijing 21Vianet Broad Band Data Center Co., Ltd.

Ran Cheng

Fahua Xue

Chenghua Hong

Beijing Shidai Tonglian Technology Co., Ltd.

Beijing Chengyi Shidai Network Technology Co., Ltd.

And

Zhibo Xintong (Beijing) Network Technology Co., Ltd.

September 21, 2010

This Share Transfer Agreement (the “Agreement”) was executed on September 21, 2010 by the following parties:

Beijing 21Vianet Broad Band Data Center Co., Ltd., a limited liability company duly incorporated and validly existing according to laws of the People’s Republic of China (the “P.R.C.”) and (Business License No.: 110105009411300) (“21Vianet”)

Registered address: 3/F, No. 5 Building, Courtyard, No.1 Jiuxianqiao East Road, Chaoyang District, Beijing;

Beijing Shidai Tonglian Technology Co., Ltd., a limited liability company duly incorporated and validly existing according to laws of the People’s Republic of China (the “P.R.C.”) and (Business License No.: 110101013177695 ) (“SDTL”)

Registered address: Room 906, 9/F, No.90 Building, Guangqumennei Avenue, Dongcheng District, Beijing;

Ran Cheng, shareholder of SDTL, ID No.: 131002197604234436

Fahua Xue, shareholder of SDTL, ID No.: 41090119790908401X

Chenghua Hong, shareholder of SDTL, ID No.: 350104197503150071

(Ran Cheng, Fahua Xue, Chenghua Hong and SDTL are collectively referred to as the “Original Shareholders”, and Ran Cheng is referred to as the “Actual Controller”)

Beijing Chengyishidai Network Technology Co., Ltd., a limited liability company duly incorporated and validly existing according to laws of the People’s Republic of China (the “P.R.C.”) and (Business License No.: 110106006279869 ) (“CYSD”)

Registered address: Room 423-A, No.110 Zaojia Street, Fengtai District, Beijing;

Zhibo Xintong (Beijing) Network Technology Co., Ltd., a limited liability company duly incorporated and validly existing according to laws of the People’s Republic of China (the “P.R.C.”) and (Business License No.: 110108010358010 ) (“ZBXT”)

Registered address: Room 5307, Lixiang Plaza, No.111 Zhichun Road, Haidian District, Beijing;

The above 21Vianet, the Original Shareholders, CYSD, ZBXT and the Actual Controller are collectively referred to as the “Parties”, and individually referred to as one “Party”.

Whereas,

1.	SDTL is the current shareholder of CYSD, and holds 100% of CYSD.

2.	SDTL is the current shareholder of ZBXT, and holds 100% of ZBXT.

3.	Ran Cheng, Fahua Xue and Chenghua Hong are shareholders of SDTL, whose shareholding percentages are 70%, 20% and 10%, respectively.

4.	ZBXT is a shareholder of Beijing Bozhi Ruihai Network Technology Co., Ltd., Beijing Bikong Hengtong Network Technology Co., Ltd., Fuzhou Yongjiahong Communication Technology Co., Ltd. and Xingyun Hengtong (Beijing) Network Technology Co., Ltd., and holds 100% of the above four companies.

5.	Ran Cheng is the Actual Controller of the Target Companies (defined as follows).

6.	21Vianet proposes to purchase the Target Companies from SDTL according to the terms, conditions and procedures of this Agreement, which means the purchase of shares of CYSD and ZBXT.

Therefore, the Parties, under the principle of equality and mutual benefit and through friendly consultation, entered into the following agreement, regarding the purchase by 21Vianet of the shares of the Target Companies held by SDTL and relevant matters, according to the Company Law of the People’s Republic of China, the Regulations on Administration of Company Registration of the People’s Republic of China and other laws and regulations of the People’s Republic of China:

I.	Definitions

Unless otherwise stipulated by this Agreement, under this Agreement the following terms mean:

CYGF	means	Beijing Chengyishidai Technology Stock Co., Ltd., a company limited by shares duly incorporated and validly existing according to the P.R.C. laws (Business License No.: 110000012468328); the registered address: Room 109, No.4 Building, Zi Jin Manor, 68 Wanquanhe Road, Haidian District, Beijing; the registered capital: RMB 10 million.

BZRH	means	Beijing BozhiRuihai Network Technology Co., Ltd., a limited liability company duly incorporated and validly existing according to the P.R.C. laws (Business License No.: 110108011492996); the registered address: Room 218, B Tower, 115 Fucheng Road, Haidian District, Beijing; the registered capital: RMB 1 million.

BKHT	means	Beijing Bikonghengtong Network Technology Co., Ltd., a limited liability company duly incorporated and validly existing according to the P.R.C. laws (Business License No.: 110106011450466); the registered address: Room 412, No.1 Building, No.1 Courtyard, Dajingdong Lane, Fengtai District, Beijing; the registered capital: RMB 1 million.

YJH	means	Fuzhou Yongjiahong Communication Technology Co., Ltd., a limited liability company duly incorporated and validly existing according to the P.R.C. laws (Business License No.: 350102100041306); the registered address: Room 702, Tower 1, No.21 Long Ting Jing, Gulou District, Fuzhou; the registered capital: RMB 1 million.

XYHT	means	Xingyunhengtong (Beijing) Network Technology Co., Ltd., a limited liability company duly incorporated and validly existing according to the P.R.C. laws (Business License No.: 110106010825761); the registered address: 9A, No.2 Building, Youanmenwai Avenue, Fengtai District, Beijing; the registered capital: RMB100,000.

Affiliates of ZBXT	means	BZRH, BKHT, YJH and XYHT

Pre-IPO Company	means	AsiaCloud Inc., a company duly incorporated and validly existing according to the laws of Cayman Islands.

Target Companies	mean	CYSD, ZBXT, BZRH, BKHT, YJH and XYHT

LX	means	Lanxin Network Co., Ltd.

Big Four Accounting Firms	means	Price Waterhouse Coopers, Deloitte Touche Tohmatsu, KPMG and Ernest & Young

Working Day	means	Any day except for Saturday, Sunday and the statutory holidays of China

Framework Agreement	means	The Framework Agreement negotiated and officially executed by the Parties on April 30, 2010.

US GAAP	means	US Generally Accepted Accounting Principles

P.R.C.	means	The People’s Republic of China, not including Hong Kong, Macao and Taiwan for the purpose of this Agreement.

II.	Share Purchase

2.1	Price and Percentage of Share Purchase

2.1.1 21Vianet agrees to purchase 51% of the shares of CYSD and 51% of the shares of ZBXT held by SDTL at the price of RMB fifty million (RMB 50,000,000) (“Share Purchase Price”) and under other conditions agreed by both parties according to the stipulations of this Agreement (the “First Purchase”).

2.1.2 Share Percentage after the Share Purchase

The Parties agree that after the First Purchase each shareholder’s share percentage in CYSD is changed as follows:

Shareholder’s Name	Share Percentage
21Vianet	51%
SDTL	49%
Total	100%

Each shareholder’s share percentage in ZBXT is changed as follows:

Shareholder’s Name	Share Percentage
21Vianet	51%
SDTL	49%
Total	100%

2.2	Price Base For Share Purchase

2.2.1 The Parties of this Agreement agree unanimously that regarding the aforementioned share purchase by 21Vianet under Article 2.1.1, the share purchase price to be paid by 21Vianet shall be adjusted accordingly, in accordance with Article IX of this Agreement.

2.2.2 The Parties of this Agreement agree unanimously that the Share Purchase Price is 6 times of the net profits of the Target Companies in 2011 as audited according to the US GAAP, which is 100% of the equity value of the Target Companies. The Parties of this Agreement further confirm that the Share Purchase Price shall be adjusted pursuant to the Performance Commitment of Exhibit IX and other stipulations of this Agreement.

2.3	Payment of the Share Purchase Price

Unless otherwise stipulated by the Parties, the schedule and time of payment of the Share Purchase Price by 21Vianet are as follows:

2.3.1 Upon execution of this Agreement, 21Vianet has paid RMB twenty-five million (RMB25,000,000) to the bank account designated by the Actual Controller.

2.3.2 If it is confirmed by 21Vianet that the preconditions of the second payment of this Agreement (the “First Closing Conditions”) have been fully satisfied and ZBXT could execute the enforceable Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX before September 1, 2011, 21Vianet will pay anther RMB twenty-five million (RMB25,000,000) to the bank account designated by the Actual Controller ten working days after effectiveness of such Purchase Through Lease Agreement. In addition, any cost arising from the execution of such Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX shall be deducted from the RMB twenty-five million (RMB25,000,000).

2.3.3 Upon satisfaction of preconditions of the third payment under this Agreement (the “Second Closing Conditions”), at the end of June 2012, 21Vianet shall make the final payment of RMB twenty-five million (RMB25,000,000) to the bank account designated by the Actual Controller (the “Payment Date of Final Payment”).

2.3.4 The payment amount under Article 2.3.3 may be adjusted according to Article IX of this Agreement, including but not limited to deduction of the contingent liabilities that the Original Shareholders, the Target Companies and the Actual Controller may be subject to under this Agreement.

2.3.5 Pursuant to the requirements of Article 2.3.2 and Article 2.3.3 of this Agreement, the date when 21Vianet pays to the bank account designated by the Actual Controller (the “Closing”) is referred to as the “Closing Date”, which shall be determined specifically in this Agreement based on the actual occurring date of the second payment and the third payment.

2.3.6 21Vianet shall pay the price for Share Transfer timely according to Article II of this Agreement. If 21Vianet fails to make payment in time, it shall pay the Actual Controller the daily default interest in the amount of 1 ‰ of the outstanding amount. If the payment is delayed by more than 20 working days, the Actual Controller is entitled to terminate this Agreement and the share transfer under this Agreement.

III.	Representations and Warranties of the Original Shareholders, Target Companies and Actual Controller

The Original Shareholders, Target Companies and the Actual Controller hereby make joint and several representations and warranties as set forth in Exhibit I of this Agreement upon execution of this Agreement and on each Closing Date (the Original Shareholders, Target Companies and the Actual Controller shall promptly notify 21Vianet if any occurrence prior to the Closing Date cause or may cause the following representations and warranties untrue). With respect to the second Closing Date, if the joint and several representations and warranties as set forth in Exhibit I of this Agreement made by the Original Shareholders, Target Companies and the Actual Controller are no longer true, accurate and complete due to the reason of 21Vianet or the relevant personnel appointed to the Company by 21Vianet, the Original Shareholders, Target Companies and the Actual Controller shall not assume any liability arising therefrom.

IV.	Representations and Warranties of 21Vianet

21Vianet hereby makes the following representations and warranties on the execution of this Agreement and on each Closing Date:

4.1	21Vianet shall promptly notify the Original Shareholders, Target Companies and the Actual Controller if any occurrence before each Closing Date causes or may cause the following representations and warranties untrue.

4.2	The legal status and capability of 21Vianet. 21Vianet is duly established and validly existing according to the P.R.C. laws, and has complete and independent legal status and legal capability to execute, deliver and perform this Agreement, and it could act independently as a party to litigantion.

4.3	The execution and performance of this Agreement by 21Vianet will not violate the articles of association of 21Vianet or any agreements, contracts, memorandums, letter of intent or other documents entered into by 21Vianet with other third parties, and will not violate the P.R.C. laws and regulations.

4.4	Authorization. 21Vianet has full right and has duly obtained full authorization and internal approval to execute, deliver and perform this Agreement.

4.5	Notwithstanding the stipulations of Article 10.2 under this Agreement, 21Vianet shall waive its right to terminate this Agreement based on the following reasons under Article 10.2, if 21Vianet express its satisfaction about the following materials on the first Closing Date: (a) legal opinion regarding this Agreement provided by the attorneys of the Target Companies, (b) the financial due diligence reports of the Target Companies, (c) the non-compete commitment letter executed by the Original Shareholders, the Target Companies, the Actual Controller and CYGF, (d) the non-compete commitment letter executed by the key personnel of the Target Companies set forth in Exhibit III (including but not limited to the original key personnel of CYGF who are proposed to be transferred to the Target Companies).

V.	Further Undertakings

5.1	The Target Companies undertake, and the Original Shareholders and Actual Controller undertake to procure the Target Companies to undertake that upon execution of this Agreement:

5.1.1 The Target Companies shall carry out business in the ordinary course of business, and shall not make, or agree to make, or promise to make any payment exceeding the amount of RMB 150,000 outside the normal payment during its normal transaction process.

5.1.2 The Target Companies shall continue to maintain the relationship with clients to ensure that the goodwill and operation of the Target Companies will not be adversely affected after the completion of share transfer.

5.1.3 The Target Companies shall not distribute dividends or repurchase shares, nor shall they carry out any abnormal transactions or assume any abnormal liabilities, without the consent of 21Vianet.

5.1.4 The Target Companies shall not pay the account payables in advance or in delay without the consent of 21Vianet; shall not pay any loans from the business activities outside the normal business scope, without the consent of 21Vianet.

5.1.5 The Target Companies shall timely perform the contract, agreement or other documents previously entered into with regard to the assets and business of the Target Companies.

5.1.6 The Target Companies shall not reach settlement by themselves or waive or change their claims or other rights in lawsuit without prior written consent of 21Vianet.

5.1.7 The Target Companies shall use their best effort to ensure that the Target Companies are in duly operation and have obtained all the government approvals and other approvals and permissions necessary for their operations.

5.1.8 The Target Companies shall not be divided, merge with third parties or purchase assets or business from third parties, without the consent of 21Vianet.

5.1.9 The Target Companies shall not violate the representations and warranties clause hereunder.

5.1.10 The Target Companies shall timely notify 21Vianet in writing of any events, facts, conditions, changes or other circumstances that have affected, or may affect, the Target Companies substantially and adversely.

5.1.11 The Target Companies shall deal with the tax issues of the Target Companies in usual manners strictly according to applicable laws and regulations.

5.1.12 The Target Companies shall obtain information. During the normal working time of the Target Companies, continue to provide 21Vianet and its representatives with the materials of the Target Companies reasonably required by 21Vianet and its representatives, including to fully provide the attorneys, accountants and other representatives appointed by 21Vianet and its representatives with all the accounts, records, contracts, technical materials, personnel materials, management and other documents; in order to get a further understanding of the properties, assets, business of the Target Companies and documents referred to in this Agreement by 21Vianet, the Original Shareholders, the Target Companies and the Actual Controller permit 21Vianet to contact with the clients and creditors of the Target Companies on the condition that it will not affect or disturb the business operation of the Target Companies. The Original Shareholders, the Target Companies and the Actual Controller agree that 21Vianet may conduct prudent review over the finance, assets and operation of the Target Companies before Closing.

5.2	The Target Companies undertake and the Original Shareholders and the Actual Controller undertake and shall procure that the original shareholders and the senior management of the Target Companies and the Affiliates of the Target Companies undertake that after the first Closing of this Agreement,

5.2.1 they shall strictly perform their respective non-compete obligations and ensure that CYGF strictly perform its non-competition obligations.

5.2.2 Between 2011 and 2013, the business performance of the Target Companies shall meet the standard undertaken in Exhibit IX of this Agreement.

5.2.3 Between 2010 and 2012, the business performance of the Target Companies shall meet the standard undertaken in Exhibit X of this Agreement.

5.2.4 The Board of Directors of the Target Companies shall be reorganized within five working days after the first Closing Date. The reorganized Board of Directors of the Target Companies shall include five members, three of which shall be appointed by 21Vianet and the other two members shall be appointed by the Original Shareholders and the Actual Controller.

5.2.5 Within five working days after the first Closing Date, the person appointed by 21Vianet shall act as the core network engineer who shall report to Ran Cheng, such person shall have superior management authority over all network devices and actually participate in the routine management and maintenance of the network of the Target Companies.

5.2.6 The Target Companies will not compete with 21Vianet in the ISP market using the business resources provided to it by 21Vianet in Exhibit X. 21Vianet is entitled to terminate the business resources service under Exhibit X of this Agreement in the event of breach and reserves the right to recover losses arising therefrom.

5.2.7 Within 30 working days after the first Closing Date, SDTL will contribute to CYSD RMB 5 million and contribute to ZBXT RMB 15 million in the manner permitted by laws and regulations, based on its account receivables in CYSD and ZBXT.

5.3	The Actual Controller hereby make the following undertakings: after the execution of this Agreement, all the liabilities not disclosed in the legal due diligence and financial due diligence, or the financial, legal and other risks, liabilities and responsibilities of the Target Companies due to the events and reasons of the Target Companies and/or the Original Shareholders and/or the Actual Controller existing before the Purchase, shall be fully borne by the Actual Controller. In addition, if any company controlled by the Actual Controller propose to retain or apply for any telecommunication service license competing with the existing business of 21Vianet, it shall obtain the prior consent of 21Vianet.

5.4	21Vianet further undertakes to the Original Shareholders, the Target Companies and the Actual Controller that after the execution of this Agreement:

5.4.1 Where the performance of the Target Companies, the fixed assets and the network capability meet the standards of 2011, 2012 and 2013 as determined in the Exhibits of this Agreement, 21Vianet will not reorganize the current management members within 12 months from each satisfaction of the above annual standards. As long as the net profits of the Target Companies in 2011 audited according to the US GAAP amount to RMB thirty Million (RMB30,000,000), 21Vianet agrees to maintain the leadership of the senior management of the Actual Controller within at least three years after the execution of this Agreement.

5.4.2 While SDTL makes additional contributions to CYSD and ZBXT according to Article 5.2.7 of this Agreement, 21Vianet will make additional cash contributions to CYSD and ZBXT. The total cash amounts contributed to the above two companies will be no less than either of the following amounts (whichever is higher): (1) 1.0408 times of the net cash reflected on the account of the Target Companies on August 31, 2010 (the net cash=business receivable – business payables + business prepayment – business advance receipt + the cash on account ); or (2) RMB 20.8163 million (or necessary amount), to ensure that the share percentage of 21Vianet in CYSD and ZBXT remain 51% after the capital increase of the Target Companies. If 21Vianet’s share percentage is more than 51% after contributing the aforementioned amount, 21Vianet shall reduce its additional contribution accordingly, and the reduced contribution shall be made to other Target Companies in other manners permitted by law.

5.4.3 21Vianet will not compete with the Target Companies in the ISP market using the business resources provided to it by the Target Companies. The Target Companies are entitled to terminate the network service under Exhibit X of this Agreement in the event of breach and reserve the right to recover losses.

5.4.4 21Vianet will provide CYSD, ZBXT and their affiliates with 30 exit bandwidth resources of China Telecom outside of Beijing, Shanghai, Guangzhou and Shenzhen, the price of which is RMB 50,000/month/G.

5.5	The Parties agree that the Board of Directors of each Target Companies shall consist of five members, three of which shall be appointed by 21Vianet and two by the Original Shareholders, before the first Closing Date.

5.6	The Parties agree that 21Vianet will recommend a person responsible for the Target Companies’ finance and stipulate the duties in the articles of association at the same time as the formation of the Board of Directors referred to in Article 5.5 of this Agreement.

5.7	The Parties agree that all funds required for the data network establishment in the core data network shall be provided by 21Vianet, and shall be carried out in the name of 21Vianet. The use by one Party of the other Party’s business resources shall be carried out according to Exhibit X, unless otherwise required by government authorities.

VI.	Closing Conditions

Unless 21Vianet makes waiver in writing, the payment obligations of the Share Purchase Price by 21Vianet on each Closing is subject to the satisfaction of each Closing Condition set forth in Exhibit II (A) of this Agreement

Unless the Original Shareholders and the Actual Controller make waiver in writing, the performance of share transfer obligations by the Original Shareholders and the Actual Controller on each Closing is subject to the satisfaction of each Closing Condition set forth in Exhibit II (B) of this Agreement

VII.	Incentive Scheme

The Parties agree that 21Vianet shall implement the incentive scheme on the Actual Controller of the Target Companies according to the performance of the Target Companies in 2011, 2012 and 2013, and the implementation manner and arrangement will be agreed separately.

VIII.	Purchase Option

The Parties agree 21Vianet has the option to purchase the remaining 49% shares (or the actual remaining share percentage) held by SDTL in the Target Companies in one lump sum, but the option must be exercised during the time limit set forth in the following Article 8.1.

8.1	Exercise Time

8.1.1 Prior to December 31, 2011, 21Vianet has the right to notify the Original Shareholders, the Target Companies and the Actual Controller in writing to purchase the 49% shares held by SDTL in CYSD and ZBXT respective (or the actual remaining share percentage).

8.1.2 The written notice in Article 8.1.1 is referred to as “Exercise Notice”.

8.2	Exercise Price

8.2.1 If 21Vianet exercises the option during the above time limit under Article 8.1.1, the share purchase price (“Exercise Price”) paid shall be as follows: the first Share Purchase Price adjusted according to the stipulations of this Agreement÷51%×2×49% (or the actual remaining share percentage)

8.2.2 Under any circumstances, the maximum Exercise Price shall be as follows: RMB 50 million×2×the actual remaining share percentage ÷49% (if ZBXT duly executes the enforceable Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX according to this Agreement, the maximum Exercise Price shall be adjusted to RMB 75 million×2×the actual remaining share percentage ÷49%).

8.3	Payment Conditions, Payment Time, Amount and Method of Payment:

8.3.1 The Payment Conditions are as follows: (1) 21Vianet issues the option exercise notice, (2) the change of registration regarding the Target Companies’ share ownership with the industrial and commercial authority has been completed, (3) the changes of directors, supervisors and legal representative of the Target Companies have been completed, (4) the 2011 annual audit on the Target Companies have been completed.

8.3.2 The payment time will be negotiated by the Parties separately.

8.3.3 The amount of payment shall be the Exercise Price determined pursuant to Article 8.2 of this Agreement.

8.3.4 Payment shall be made in RMB cash in P.R.C. and in a lump sum.

8.4	Adjustment of Exercise Price

8.4.1 When the first Purchase Price is adjusted according to Article IX of this Agreement, the Exercise Price shall be adjusted according to the adjustment of the first purchase price simultaneously.

8.4.2 If the Exercise Price already paid to SDTL and the Actual Controller is more than the adjusted Exercise Price, the Original Shareholders and the Actual Controller shall refund the difference to 21Vianet within 15 days from the date when the net profits of the Target Companies in 2011 (defined as in Article 9.1.1) are determined.

IX.	Adjustment of Purchase Price

9.1	Adjustment of Share Purchase Price and Exercise Price

9.1.1 The Parties agree as follows:

(1) The Share Purchase Price of the first purchase shall be adjusted accordingly according to the net profits of the Target Companies under the US GAAP in 2011 audited by one of the Big Four Accounting Firms (“Net Profits of the Target Companies in 2011”), the net profits of the Target Companies under the US GAAP in the first quarter of 2011 audited by one of the Big Four Accounting Firms (“Net Profits of the Target Companies in the First Quarter of 2011”) and the net profits of the Target Companies under the US GAAP in the second quarter of 2011 audited by one of the Big Four Accounting Firms (“Net Profits of the Target Companies in the Second Quarter of 2011”):

(2) If the Net Profits of the Target Companies in the First Quarter of 2011 amount to RMB 10 million and the Net Profits of the Target Companies in the Second Quarter of 2011 amount to RMB 10 million, the Share Purchase Price of the first purchase shall be one of the following, whichever is lower: (i) the net profits of the Target Companies in 2011×5×51%×50% (if ZBXT duly executes the enforceable Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX according to this Agreement, the Share Purchase Price shall be adjusted to: net profits in 2011×6×51%×50%), (ii) RMB 75 million (if ZBXT does not execute the enforceable Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX according to this Agreement, the Share Purchase Price shall be adjusted to RMB 50 million).

(3) If the Net Profits of the Target Companies in the First Quarter of 2011 fail to reach RMB 10 million or the Net Profits of the Target Companies in the Second Quarter of 2011 fail to reach RMB 10 million, the Share Purchase Price of the first purchase shall be one of the following, whichever is lower:(i) the net profits of the Target Companies in 2011×5×51%×50%×80% (if ZBXT duly executes the enforceable Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX according to this Agreement, the Share Purchase Price shall be adjusted to: net profits in 2011×6×51%×50%×80%), (ii) RMB 75 million (if ZBXT does not execute the enforceable Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX according to this Agreement, the Share Purchase Price shall be adjusted to RMB 50 million).

(4) If the Net Profits of the Target Companies in the First Quarter of 2011 fail to reach RMB 10 million and the Net Profits of the Target Companies in the Second Quarter of 2011 fail to reach RMB 10 million, the Share Purchase Price of the first purchase shall be one of the following, whichever is lower: (i) the net profits of the Target Companies in 2011×5×51%×50%×70% (if ZBXT duly executes the enforceable Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX according to this Agreement, the amount hereof shall be adjusted to: net profits in 2011×6×51%×50%×70%), (ii) RMB 75 million (if ZBXT does not execute the enforceable Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX according to this Agreement, the Share Purchase Price shall be adjusted to RMB 50 million).

9.1.2 Since 2010, if any account receivable of the Target Companies fails to be collected within one year from the date of such account receivable, it shall be deemed as bad debts and shall be settled against the net profits of the current year.

9.1.3 When 21Vianet pays the final payment according to this Agreement: (1) if the cash paid by 21Vianet to SDTL and the Actual Controller is more than the adjusted Share Purchase Price of the first purchase, the Original Shareholders and the Actual Controller shall refund the difference to 21Vianet, or pay part or all of the remaining 49% shares in the Target Companies to 21Vianet based on the valuation basis used in the adjusted first Share Purchase Price before 21Vianet has exercised its option; (2) if the net profits of the Target Companies in 2011 are less than RMB twenty million (RMB20,000,000) (if ZBXT does not execute the enforceable Purchase Through Lease Agreement in relation to optical fiber lines of 16,000 km with LX according to this Agreement, item (2) shall be that “if the net profits of the Target Companies in 2011 are less than RMB Sixteen Million Six Hundred and Sixty Six Thousand Six Hundred and Sixty Seven (RMB16,666,667)”), the Original Shareholders and the Actual Controller shall refund the shortfall to 21Vianet, or pay part or all of the remaining 49% shares in the Target Companies to 21Vianet based on the same valuation basis before 21Vianet has exercised its option.

9.1.4 If the audited net profits of the Target Companies under the US GAAP in 2011 fail to reach RMB thirty million (RMB30,000,000), the legal representatives and the general managers of the Target Companies shall be appointed by 21Vianet.

9.1.5 Adjustment Methods

The Parties agree that the adjust methods shall include:

(i)	Adjustment to the final payment in Article 2.3.3 of this Agreement;

(ii)	Adjustment to the Exercise Price according to Article 8.4 of this Agreement;

(iii)	Adjustment to the Incentive Scheme in Article VII of this Agreement;

(iv)	Adjustment to the shareholding structure of the Target Companies according to Article 9.1.3;

(v)	Adjustment to the method that the Original Shareholders, the Target Companies and the Actual Controller make cash payment to 21Vianet;

(vi)	Other adjustment methods otherwise agreed by the parties.

9.1.6 Special Stipulations regarding the RMB twenty-five million loan (RMB25,000,000)

(i)	Within ten working days after 21Vianet confirms the first Closing Conditions of this Agreement have been satisfied, the company designated by 21Vianet shall provide the Actual Controller or the entities or persons designated by the Actual Controller (the “Borrower”) with a loan of RMB twenty-five million (RMB25,000,000). The term of loan is from the occurrence of this loan to the make of the final payment (expected to be at the end of June 2012).

(ii)	When 21Vianet makes the final payment according to this Agreement, if (1) the Borrower makes full repayment of the above loan, and (2) the audited net profits of the Target Companies under the US GAAP in 2011 are less than RMB thirty million (RMB30,000,000), 21Vianet shall provide the Actual Controller with share incentive through the offshore companies of 21Vianet. The value used for the incentive shall be no less than RMB 25 Million (RMB25,000,000).

(iii)	Notwithstanding the above stipulations of Paragraph (ii), when 21Vianet makes the final payment according to this Agreement, the offshore companies of 21Vianet will not provide the Actual Controller with the additional share incentive if the Borrower fails to make fully repayment of the loan. At the same time, 21Vianet waives the creditor’s right of RMB twenty-five million (RMB25,000,000).

X.	Breach and Termination of Contract

10.1	Compensation for Breach of Contract

10.1.1 Any violation of or refusal to perform the representations, warranties, obligations or responsibilities by either Party to this Agreement shall constitute breach of contract.

10.1.2 Unless otherwise specified in this Agreement, if any Party (“Breaching Party”) breaches this Agreement and causes other Parties to bear any cost, responsibility or loss, such Breaching Party shall compensate other Parties (“Non-Breaching Party”) for any of the above cost, responsibility or definable loss, and the total amount of compensation paid to the Non-Breaching Party shall be equal to the loss caused by the breach. If any one of the Original Shareholders, the Target Companies and the Actual Controllers breach this Agreement, causing 21Vianet to suffer losses, the Original Shareholders, the Target Companies and the Actual Controllers shall make joint and several compensation. The “Definable Loss” refers to the damages, expenses, costs, liability, losses, defects, losses of value, responsibilities or fines caused by the breach which can be foreseen or ought to be foreseen when the Breaching Party entered into this Agreement. However, the compensation shall not exceed the reasonable expectations of the Parties hereto.

10.1.3 Any liability or responsibility caused by illegal acts, violations or breaches by the Target Companies existing before the first Closing Date shall be assumed by the Original Shareholders, the Target Companies and the Actual Controllers jointly and severally, regardless of whether these liabilities or responsibilities have been disclosed.

10.1.4 If any Party other than 21Vianet proposes to terminate this Agreement without the consent of 21Vianet before the first Closing, the Actual Controllers shall pay relevant liquidated damages to 21Vianet, and the amount of the liquidated damages is RMB thirty million (RMB30,000,000), while the other Parties shall be jointly and severally liable.

10.1.5 If 21Vianet proposes to terminate this Agreement without the consent of the Actual Controllers before the first Closing, 21Vianet shall pay relevant liquidated damages to the Actual Controllers, and the amount of the liquidated damages is RMB thirty million (RMB30,000,000).

10.2	Termination.

If any of the following occurs, 21Vianet is entitled to terminate this Agreement, require the Actual Controllers and Original Shareholders to return the paid Share Purchase Price and the Exercise Price and to compensate all the losses incurred by 21Vianet according to Article 10.1.

10.2.1 Any material breach of this Agreement by any other Party other than 21Vianet (except as disclosed in Exhibit VI by the Actual Controllers and the Original Shareholders) shall include but not limited to (a) any material breach of the representations and warranties, undertakings, and closing conditions of this Agreement, (b) failure of the Target Companies to provide legal opinion with regard to this Agreement to 21Vianet’s satisfaction, (c) failure to provide financial due diligence report to 21Vianet’s satisfaction, (d) failure of the Original Shareholders, the Target Companies, the Actual Controllers or CYGF to sign a non-competition undertakings letter to 21Vianet’s satisfaction, (e) failure of the key staff of the Target Companies listed in Exhibit III (including but not limited to the original key staff of CYGF to be transferred to the Target Companies) to sign the non-competition undertakings letter to 21Vianet’s satisfaction, and (f) false transactions in the financial accounts of the Target Companies.

10.2.2 The share purchase hereunder is ordered or required by any government agency or authority to be stopped or cancelled.

10.2.3 Other circumstances causing the Closing hereunder unable to be completed due to reasons not attributable to 21Vianet.

If any of the following occurs, the Original Shareholders and the Actual Controllers are both entitled to terminate this Agreement:

10.2.4 Any material breach of this Agreement by 21Vianet, including but not limited to any material breach of the statements, representations and warranties, and undertakings hereunder.

10.2.5 The share purchase hereunder is ordered or required by any government agency or authority to be stopped or cancelled.

10.2.6 Other circumstances causing the Closing hereunder unable to be completed due to reasons not attributable to the Target Companies, the Original Shareholders or the Actual Controllers.

In the event that this Agreement is terminated according to the above provisions, all the Parties shall be obliged to take all actions to recover to the circumstances as they were before the first closing, i.e.: the Actual Controllers and Original Shareholders have the obligation to immediately return the Share Purchase Price and the Exercise Price paid by 21Vianet; at the same time, 21Vianet has the obligation to return all the shares to SDTL or the person or entity designated by the Actual Controllers according to this Agreement.

XI.	Confidentiality

11.1	All terms of this Agreement and this Agreement itself are confidential information. The Parties shall not disclose the confidential information to any third party, except to relevant officers, directors, employees, agents or professional advisors involved in relevant project hereunder, provided that such staff are necessary to know this Agreement and related information; however, disclosure of the information regarding this Agreement to the government, public or shareholders or submission of this Agreement to relevant government authorities according to requirements under the laws is exempted.

11.2	This Article XI shall survive change, termination or expiration of this Agreement.

XII.	Notice

12.1	Form of the Notice

Any notice or other communications (“Notice”) under this Agreement or related to this Agreement shall be:

12.1.1 in writing;

12.1.2 written in Chinese; and

12.1.3 delivered to the recipient address or the fax number listed in Article 12.3 of this Agreement through personal courier, mail, reputable express companies or fax.

12.2	Accepted Notice Delivery

Unless there is any evidence showing that the relevant notice has been received at an earlier time, the delivery date of the notice shall be determined in the following ways:

12.2.1 On the day the notice is left at the address under Article 12.3, if sent by personal courier.

12.2.2 On the third working day after being sent by mail, if being sent by DHL or similar express companies.

12.2.3 When the fax machine of the sending party confirms delivery, if being sent via fax.

12.3	Address and fax number

Party	Delivery Address	Fax No.	Designated Recipient

21Vianet	Building M5, No.1, Jiuxianqiao East Road, Chaoyang District, Beijing	(010) 8456 4234	Yuhang Liu (刘宇航)

Original Shareholders	8F, Beijing Telecommunication Engineering Bureau, No.2, Xi Zhao Si Avenue, Chongwen District, Beijing	(010) 6715 8089	Yang Shu (舒扬)

Target Companies	8F, Beijing Telecommunication Engineering Bureau, No.2, Xi Zhao Si Avenue, Chongwen District, Beijing	(010) 6715 8089	Yang Shu (舒扬)

Actual Controller	8F, Beijing Telecommunication Engineering Bureau, No.2, Xi Zhao Si Avenue, Chongwen District, Beijing	(010) 6715 8089	Yang Shu (舒扬)

XIII.	Governing Law and Judicial Jurisdiction

13.1	Governing Law

This Agreement is governed by the laws of the P.R.C.

13.2	Negotiation

Each Party shall use its reasonable efforts to negotiate and resolve any dispute that may arise under this Agreement or in relation to this Agreement (including but not limited to any dispute on the existence, validity or termination or invalidity of this Agreement). Such negotiation shall start immediately upon one Party’s receiving of the written notice requiring negotiation from other Parties.

13.3	Arbitration

If the dispute cannot be solved within one (1) month after the written notice has been sent, it shall be submitted to China International Economic and Trade Arbitration Commission (“CIETAC”) and be subject to the then effective arbitration rules. The arbitration and the hearing shall be held in Beijing. The arbitral award by CIETAC is final, and shall be binding on the Parties. The arbitration shall be in Chinese.

13.4	Appointment of Arbitrators

The arbitral tribunal shall be composed of three arbitrators. The Parties agree that the appointment of any arbitrator could be within or outside of the Panel of Arbitrators of CIETAC. Among which, 21Vianet will appoint one arbitrator, while the Actual Controllers will appoint one arbitrator. The third arbitrator shall be appointed by 21Vianet and the Actual Controllers jointly. If 21Vianet and the Actual Controllers fail to reach an agreement on the candidate of the third arbitrator within five working days, the Chairman of the CIETAC shall appoint one.

13.5	The Effectiveness of this Agreement during the Arbitration

During the process of any arbitration according to this Agreement, this Agreement shall remain in full force and effect in all aspects except for the dispute in arbitration, and the Parties shall continue to perform their obligations under this Agreement (except for the obligations related to dispute matters) and to exercise their rights under this Agreement.

XIV.	General Provisions

14.1	No assignment. Under this Agreement, no Party shall assign any right or obligation under this Agreement to any third party without the unanimous consent of the other Parties.

14.2	Amendment. The amendment of this Agreement must be made in writing, and shall take effect after being signed by the Parties or their representatives.

14.3	Failure or Delay to Exercise Rights. Failure or delay to exercise certain rights or remedies conferred by this Agreement or laws shall not damage or constitute a waiver of those rights or remedies, and shall not damage or constitute a waiver of any other right or remedy. Partial exercising of certain rights stipulated under this Agreement or prescribed by law shall not prevent further exercise of such rights or remedies, or exercise of other rights or remedies.

14.4	Non-Exclusive Remedy. The rights and remedies of each Party contained in this Agreement are cumulative, and do not exclude the rights or remedies conferred by law.

14.5	Continuous Binding Effect. This Agreement shall binding on any successor of the Parties of this Agreement.

14.6	Severability. The invalidity, illegality or unenforceability of any article hereunder shall not affect the validity of other articles.

14.7	Entire Agreement. This Agreement constitutes the entire and sole agreement made by the Parties on the subject of this Agreement, and shall supersede any previous agreements, contracts, framework agreements, memoranda of understanding, and communications, whether oral or in writing, among the Parties with respect to the subject of this Agreement.

14.8	This Agreement shall take effect after being duly signed by the Parties. The Parties agree that in order to register the industrial and commercial changes with relevant Industrial and Commercial Administration Authorities on the share transfer, the Parties shall sign a short form of share transfer agreement (“Simplified Share Transfer Agreement”) whose form and contents are as the one in Exhibit V, while signing this Agreement. The terms of the Short Form Share Transfer Agreement shall be based on the relevant contents of this Agreement, and shall not be in conflict with or contradict with this Agreement. If there is any conflict or contradiction, the contents of this Agreement shall prevail.

This page is intentionally left blank, and is only for the signatures of the Share Transfer Agreement.

Beijing 21Vianet Broad Band Data Center Co., Ltd.

Signature (Seal): /s/ authorized signatory of Beijing 21Vianet Broad Band Data Center Co., Ltd.

Date: September 21, 2010

Beijing Shidai Tonglian Technology Co., Ltd.

Signature (Seal): /s/ authorized signatory of Beijing 21Vianet Broad Band Data Center Co., Ltd.

Date: September 21, 2010

Ran Cheng

Signature: /s/ Ran Cheng

Date: September 21, 2010

Fahua Xue

Signature: /s/ Fahua Xue

Date: September 21, 2010

Chenghua Hong

Signature: /s/ Chenghua Hong

Date: September 21, 2010

Beijing Chengyishidai Network Technology Co., Ltd.

Signature (Seal): /s/ authorized signatory of Beijng Chengyishidai Network Technology Co., Ltd.

Date: September 21, 2010

Zhibo Xintong (Beijing) Network Technology Co., Ltd

Signature (Seal): /s/ authorized signatory of Zhibo Xintong (Beijing) Network Technology Co., Ltd

Date: September 21, 2010

Exhibit I Representations and Warranties of the Original Shareholders, Targeted Companies and Actual Controller

As of the date of representation and warranty, except as disclosed in Exhibit VI, all the following representations and warranties are true, complete, accurate and not misleading.

1.	Ran Cheng, Fahua Xue and Chenghua Hong are Chinese natural persons who have full capacity for civil conduct and are capable of signing and performing all the obligations under this Agreement. The Target Companies and SDTL are Target Companies with good reputation, which are duly established and existing under the P.R.C. laws, and have the corporate power and capability to possess assets and continue existing business.

2.	Authorization. The Original Shareholders and the Target Companies have the full and necessary authorization to execute this Agreement, to perform all the obligations under this Agreement and to complete all the transactions under this Agreement, including but not limited to the necessary approval and authorization from any third party. This Agreement shall be binding upon the Original Shareholders, the Target Companies and the Actual Controller.

3.	Conflicts. The execution and performance of this Agreement do not violate or conflict with the articles of association of the Target Companies, the rules of other organizations or any article of the constitutional documents; nor do they violate any provisions of mandatory P.R.C. laws and regulations, or any applicable regulations, notice, opinion, orders or rulings. The execution and performance of this Agreement by the Original Shareholders, the Target Companies and the Actual Controller do not breach any agreement, contract, memo, letter of intent or any other documents of any type entered into with any third party.

4.	The registered capital of the Target Companies has been fully paid up according to their articles of association, capital verification report and business (“Establishment Documents”), complies with the requirements of the P.R.C. laws and regulations, and no due payment remains outstanding. All the Establishment Documents have been approved in time and are valid and enforceable according to the P.R.C. laws and regulations. The business scope of the Target Companies in the Establishment Documents complies with the P.R.C. laws and regulations. The operating activities described in the Establishment Documents comply with the P.R.C. laws and regulations. All the licenses, permits, qualifications and approvals required for the operating activities according to the P.R.C. laws and regulations have been applied for and obtained in accordance with laws. In additional, all the licenses, permits, qualifications and approvals are currently effective. The Target Companies have passed the annual inspection of the relevant government authorities on the licenses, permits, qualifications and approvals.

5.	Outside Investment. The primary business of the Target Companies is ISP and telecommunication service. Except for those disclosed in the disclosure list, the Target Companies have no other investment and commercial operating entities. The Target Companies have legally obtained and hold all the rights and interests from its above-mentioned investment and its subsidiaries.

6.	Financial Report. All the following written documents submitted to 21Vianet by the Target Companies are truthful, complete and correct reflection of the operating status and the financial conditions of the Target Companies in relevant period or on relevant base day, with no significant omissions or misleading statements: (i) the financial reports of the Target Companies from January to August in 2010 issued according to the P.R.C. laws and the P.R.C. accounting principles as of August 31, 2010 (the “Balance Sheet Date”); (ii) the financial reports of the Target Companies in 2008 and 2009 issued according to the P.R.C. laws and the P.R.C. accounting principles. All the auditing accounts and management accounts (including but not limited to transfer accounts) of the Target Companies are formulated in compliance with the financial and accounting system of relevant P.R.C. laws and regulations and the particular status of the Target Companies, and truthfully and impartially reflect the financial and operational status of the Target Companies on relevant accounting date. The financial records and documents of the Target Companies are completely in compliance with the P.R.C. laws and regulations and P.R.C. accounting principles.

7.	Non-Disclosed Debts. Except for the following debts, the Target Companies have no other debts that are not reflected in the balance sheet. (1) debts disclosed in the disclosure list; (2) debts caused by business interactions within the Target Companies’ regular business scope after the Balance Sheet Date, which are not forbidden by this Agreement nor will adversely affect any shareholder or the Target Companies itself. The Target Companies have no binding security or guarantee to any person or grant any binding mortgage, pledge or encumbrance in its assets. The Target Companies have no loans payable.

8.	Capital Structure. The shareholding structure of the Target Companies in the articles of association and their amendments filed with the administration for industry and commerce is exactly the same as that being submitted to 21Vianet by the Original Shareholders and the Actual Controller, and is accurate and complete reflection of the shareholding structure of the Target Companies before Closing. Except for the above-mentioned equities, the Target Companies have never promised or actually issued any of its interests, shares, bonds, options or any same or similar rights and interests to any person, in any way. All the shareholders of the Target Companies legally hold the shares in respective Target Companies and grant no mortgage, debts, security and encumbrance in any form or in any type in their equities. Those equities are not involved in any dispute and free from any recovery by any third party. Ran Cheng is the final controller of the Target Companies.

9.	No changes. From the date of the balance sheet to the date of execution of this Agreement, all the Target Companies shall not conduct the following acts without the prior written approval of 21Vianet:

9.1	To make repayment in advance outside the ordinary course of business.

9.2	To provide guarantee to other people and impose mortgage, pledge and other security rights on its assets.

9.3	To waive any debts or waive any right of claim.

9.4	To amend any existing contract or agreement outside the ordinary course of business.

9.5	To provide bonus to any managers, directors, employees, sale representatives, agents or consultants or to increase their incomes in any other forms. To increase the remunerations of the top-five compensated persons, the CEO and the CFO by more than 10% within 12 months.

9.6	To bear any losses (whether covered by insurance or not) or to make any changes to its relationship with the clients and the employees, which may adversely affect the Target Companies.

9.7	Except for the adjustment to the Target Companies’ accounts according to the P.R.C. laws and regulations and the US accounting principles, to modify the accounting methods, policies or principles and the financial accounting rules and regulations of the Target Companies.

9.8	To transfer or permit others to use the intellectual property right of the Target Companies.

9.9	Any significant changes to business practices, accounting methods, employment policies or rules and regulations.

9.10	Significant adverse changes to the business status of the Target Companies; to conduct business outside the ordinary course of business and assume responsibilities.

9.11	To make any decisions on shareholders’ meeting or on board meeting that are different from the regular matters being discussed on the annual general meetings, not including resolutions made to perform this Agreement.

9.12	To announce, pay for, lead to or prepare to announce, pay for, lead to dividends, bonus or any other forms of dividends.

9.13	(i) Asset sale, mortgage, pledge, rent, transfer and other disposition outside the ordinary course of business or the amount of a single transaction or the annual transaction amount exceeds RMB 50,000, (ii) To dispose fixed assets exceeding RMB 50,000 or to agree to the disposition or acquisition of fixed assets exceeding RMB 50,000. To give up controlling of any assets of the Target Companies exceeding RMB 50,000. To enter into contract that may result in a fixed asset expense exceeding RMB 50,000 of the Target Companies. To result in any other responsibilities of the Target Companies; (iii) Any expenses or any purchase of any tangible or intangible assets exceeding RMB 50,000.

9.14	Any act or omission that may result in the above-mentioned conditions.

10.	Tax. The Target Companies have completed all tax registration in compliance with the requirement of laws and regulations and have paid for all the taxes as required by laws, regulations and the US GAAP.

11.	Asset. The Target Companies are in legal possession and usage of all the fixed assets and intangible assets for their current operation. The asset breakdown submitted to 21Vianet by the Target Companies is true and complete.

12.	Real Estate. The Target Companies have no real estate or related rights and liabilities.

13.	Premise Lease. The premise leased from the lessor by the Target Companies has the valid and effective real estate ownership certificate. The lease contract is legally signed and validly existing, without any breach of contract by either party.

14.	Covenant. The Original Shareholders and the Target Companies have submitted to 21Vianet part of the currently effective copies of the written contracts that are in consistence with the originals. The written contract details separately submitted to 21Vianet by the Target Companies are true and complete. The Original Shareholders, the Target Companies and the Actual Controller undertake that all the currently effective contracts are legitimate, effective and enforceable, which are entered into in the ordinary course of business and will not jeopardize the interest of the Target Companies. All the currently effective contracts are properly performed, without any breach of contract by the Target Companies.

15.	Intellectual Property Right. The Target Companies hold or are authorized to hold (including but not limited to patent, trademark, copyrights, know-how, domain names and trade secrets, etc.) all the intellectual property rights required for their current operation or required by the current written operation plan. The Target Companies have obtained all the necessary authorizations and permits to conduct business operating activities related to others’ intellectual property rights. The Target Companies are not in violation of the intellectual property rights, trade secret, proprietary information or other similar rights of any third party. The Target Companies have no ongoing or contingent claim of compensation, disputes or judicial proceeding caused by the violation of any third party’s intellectual property rights, trade secrets, proprietary information or other similar rights. All the trademarks, patents, software copyrights and domain names of the Target Companies have been officially registered according to laws.

16.	Litigation and Other Legal Proceedings. There are no penalties, injunctions or instructions from the government department, or civil, criminal and administrative litigations, arbitrations or other proceedings and disputes against the Target Companies, which may bring significant negative influence to the Target Companies or adversely affect the formation, effect, and enforceability of this Agreement and the changes of shareholding under this Agreement, whether it is completed, ongoing or contingent.

17.	Compliance with Laws and Regulations. The current business and the business to be carried out by the Target Companies comply with the currently effective laws, regulations, provisions and other administrative regulations promulgated by relevant national administrative departments (collectively referred to as “Laws and Regulations”), and permits, licenses and authorizations (collectively referred to as “Permits”); there is no violation of Laws and Regulations or Permits that may exert significant adverse effect on the business and assets of the Target Companies.

18.	Employees.

18.1	The Target Companies employ employees in accordance with relevant labor laws and regulations and signs the labor contracts with all its employees on time.

18.2	Neither existing nor potential labor disputes exist between the Target Companies and their current and former employees.

18.3	The Target Companies have no payment obligation for payable economic compensation related to the termination of labor contract or other similar compensations related to employment.

18.4	The pension, housing, medical care, unemployment, maternity, injury and all other social insurance or employee benefits required by relevant laws, regulations and agreements have been fully paid and/or withheld by the Target Companies according to relevant laws and regulations. No existing or potential disputes exist related to social insurance or employee benefits.

19.	Insurance

Except for those being disclosed in the disclosure list, all the daily operating activities of the Target Companies are covered by insurances adopted by the Target Companies that relate to its property loss and possible property loss; the Target Companies conducts no activities that may result in an increase of the premium rate of the above-mentioned insurance, nor is there unsettled claims against the above-mentioned insurance.

20.	Accounts and Documents of the Target Companies

20.1	The account books, share change records, financial statements and all the other documents recorded by the Target Companies have been kept according to commercial practices and controlled by the Target Companies. All the main businesses of the Target Companies have been correctly and normatively recorded.

20.2	All the documents of the Target Companies, including the record of the board meeting, record of shareholders meeting and shareholders list of the Target Companies, are properly kept and completely, correctly record all the matters that shall be recorded on the documents as of the Closing Date.

20.3	From the Balance Sheet Date (1) There are no incidents occurring that may cause the debts of the Target Companies to expire in advance; (2) No assets of the Target Companies have been disposed or come out of control of the latter; the Target Companies did not sign any agreement that may cause irregular financial expenses or obligations.

20.4	The Target Companies have submitted all the information that was required by any tax department; as of the date of signing the contract, there are no tax responsibilities or tax benefits disputes between the Target Companies and the tax authorities.

20.5	The Target Companies have kept all the financial documents for regular tax calculation and tax payments and sufficient documents for tax benefits approved by relevant governmental departments.

20.6	Except for the Labor Law of the People’s Republic of China and the employee benefits, social and pension security required by its regulations, the Target Companies does not have any in-office, off-office, retirement or provided-for-the-aged benefits and securities.

21.	Information Disclosure. All the documents, data and information provided to 21Vianet by the Original Shareholders, the Target Companies and the Actual Controller before and after the execution of this Agreement are truthful, correct without significant and essential omissions and are not misleading.

22.	Business Plan and Financial Budget. The detailed business plan and financial budget of the Target Companies that have been provided to or will be provided to 21Vianet by the Original Shareholders and the Target Companies before the Closing Date for the 12 months after the Closing Date are formulated based on the supposition and estimate of the Original Shareholders and the Target Companies, which are believed to be reasonable and will not substantially mislead 21Vianet.

23.	Before the signing of this Agreement, the Original Shareholders have legally finished the Share Transfer from all the other shareholders of the Target Company. The Target Companies shall not take any responsibilities, debts, costs, taxes or other burdens caused by the Share Transfer above-mentioned.

24.	As of August 31, 2010, the total amount of the net cash (net cash=business receivable - business payable + business prepayment – business advances receipt + cash on account) on the accounts of the Target Companies shall be no less than RMB 20 million.

25.	The Target Companies lawfully hold and actually operate the fixed assets listed in Exhibit XI of this Agreement.

Exhibit II Closing Conditions

(A)	The obligation to pay for the second purchase of equities of 21Vianet in this Agreement depends on the fulfillment of the following conditions under this Article (or exempted by 21Vianet):

1.	Fundamental Conditions for the First Closing

1.1	The shareholders meeting of the Target Companies have approved the execution, performance and completion of this Agreement.

1.2	The Actual Controllers have submitted the letters of undertakings that include the following contents to 21Vianet: (1) CYGF is a holding company that conducts no actual business; (2) CYGF does not have any business or assets that might be competitive to CYSD and/or ZBXT; (3) CYGF will not launch business competition with CYSD and/or ZBXT; (4) unless being approved by 21Vianet in advance, the companies being controlled by the Actual Controllers shall not hold any telecommunication licenses that might be competitive to 21Vianet’s current business.

1.3	All the registered capital of the following Target Companies has been fully paid. SDTL holds 100% of the shares of CYSD and 100% of the shares of ZBXT. The latter holds all shares of BZRH, BKHT, YJH and XYHT (subject to the bearings of the business license actually issued).

Name of the Company	Registered Capital (RMB 10,000)

CYSD	100
ZBXT	100
BZRH	100
BKHT	100
YJH	100
XYHT	10

1.4	21Vianet has completed the due diligence on Target Companies’ business, finance and legal conditions and is satisfied with the result.

1.5	21Vianet has received a financial due diligent report on the Target Companies and is satisfied with its content and with the accounting firm that provides the report.

1.6	21Vianet has received (1) Non-compete undertaking letters provided by Ran Cheng, Fahua Xue, Chenghua Hong and CYGF, of which the form and content are in accordance with Exhibit XII of this Agreement, and (2) non competition undertaking letters signed by the key personnel (including but not limited to the key personnel of CYGF that are going to participate in the Target Companies) of the Target Companies, of which the form and content are in accordance with Exhibit VIII of this Agreement.

1.7	The P.R.C. lawyers of the Target Companies or ZBXT provided 21Vianet with legal opinion on share transfer of this Agreement as is shown in Exhibit IV. 21Vianet is satisfied with the content of the legal opinion and the law firm that provided it.

1.8	Registration with administration of industry and commerce regarding share transfer has been completed.

1.9	The accounts of the Target Companies have been reorganized to comply with the standards for overseas listing.

1.10	On the Closing Date, items such as receivable, payable, advances from the customers and prepayment in the balance sheet of the Target Companies have been properly settled. 21Vianet is satisfied with the settlement.

1.11	The Target Companies shall report to 21Vianet the changes of cash flow and bank accounts all the time.

1.12	The annual budget of the Target Companies has been approved by 21Vianet.

1.13	The pay level of the directors, supervisors and the senior management of the Target Companies has been approved by 21Vianet in written form.

1.14	There are no laws, regulations, decisions, rulings, orders or injunctions from the court or relevant government authorities that constrain, forbid or cancel the share purchase. Neither are there unsettled or contingent litigations or arbitrations which have already caused or will cause negative influence on the Original Shareholders and the Target Companies.

1.15	From the date of signing this Agreement (including the date of signing this Agreement) to the Closing Date, the Original Shareholders, the Target Companies and the Actual Controllers have made statements and guarantees in Exhibit I of this Agreement which are absolutely true, complete and accurate, have fulfilled the commitment in Article V of this Agreement and have not conduced any activities in violation of Article V of this Agreement or the non-compete commitment.

1.16	From the date of signing this Agreement (including the date of signing this Agreement) to the Closing Date, there are no incidents, facts, conditions, changes or other circumstances that have caused or, according to reasonable foresight, may cause significant negative influence on the Target Companies. There is no change in the assets structure and condition that may cause significant negative influence on the Target Companies.

1.17	Before the Closing Date (including the Closing Date), the Original Shareholders, the Target Companies and the Actual Controllers have already fulfilled and complied with the conditions, obligations and undertakings required by this Agreement, which shall be finished before or on the Closing Date of Share Transfer.

1.18	21Vianet receives the disclosure list as of the first Closing Date and is satisfied with its content.

2.	Conditions for the Second Closing

The obligation to pay for the third purchase of shares of 21Vianet in this Agreement depends on the fulfillment of the following conditions of this article:

2.1	Unless 21Vianet exercises its option according to Article 8 of this Agreement, the ownership structure of the Target Companies is as follows: 21Vianet holds 51% of the shares of CYSD and ZBXT; the Original Shareholders hold 49% of the shares of CYSD and ZBXT; ZBXT holds 100% of the shares of BZRH, BKHT, XYHT and YJH.

2.2	21Vianet receives the additional disclosure list as of the second Closing Date (if any) and is satisfied with its content. 21Vianet shall express dissatisfaction to the disclosed matters or content caused by the following reasons: (1) Disclosed matters caused by 21Vianet or the employees assigned by 21Vianet; (2) Matters that the Target Companies, the Original Shareholders and the Actual Controllers have already known; (3) Matters may not cause significant negative influence on the Target Companies.

2.3	21Vianet has received the audit report from its approved accounting firms and confirms that the net profit in 2011 of the Target Companies audited according to US GAAP is no less than RMB 50 Million.

2.4	The P.R.C. lawyers of the Target Companies or ZBXT has provided 21Vianet with additional legal opinions, of which the form and content is equal to Exhibit IV of this Agreement. 21Vianet is satisfied with the content of the additional legal opinions and the law firm that provided it; 21Vianet shall not be unsatisfied with the legal opinions caused for the following reasons: (1) Disclosed matters caused by 21Vianet or the employees assigned by 21Vianet; (2) Matters that the Target Companies, the Original Shareholders and the Actual Controllers have already known; (3) Matters may not cause significant negative influence upon the Target Companies.

2.5	There are no laws, regulations, decisions, rulings, orders or injunctions from the court or relevant competent government authorities that constrain, forbid or cancel the purchase of equities. Neither are there unsettled or contingent litigations or arbitrations which have already caused or will cause negative influence on the Original Shareholders and the Target Companies.

2.6	The Original Shareholders, the Target Companies and the Actual Controller have made statements and guarantees in Exhibit I of this Agreement which are absolutely true, complete and accurate, have fulfilled the undertakings in Article V of this Agreement and have not conducted any activities in violation of Article V of this Agreement or the undertakings of non-compete.

2.7	There are no incidents, facts, conditions, changes or other circumstances that have caused or, according to reasonable foresight, may cause significant negative influence on the Target Companies. There is no change in the assets structure and condition that may cause significant negative influence on the Target Companies.

2.8	The Original Shareholders, the Target Companies and the Actual Controller have already fulfilled and complied with the conditions, obligations and undertakings required by this Agreement.

(B)	To fulfill the obligation of share transfer of this Agreement by the Original Shareholders and the Actual Controllers depends on the fulfillment of the following conditions in this Article (or else shall be exempted by the Original Shareholders or the Actual Controllers):

1.	The director’s meeting of 21Vianet has approved the execution, performance and completion of this Agreement.

2.	There are no laws, regulations, decisions, rulings, orders or injunctions from the court or relevant governmental authorities that constrain, forbid or cancel the share purchase. Neither are there ongoing or contingent litigations or arbitrations, which have already caused or be about to exert adverse effect on 21Vianet.

Exhibit III Key Personnel List

Name	Position

Ran Cheng	Actual Controller, shareholder of the Target Companies

Yang Shu	Financial manager

Fahua Xue	Shareholder of the Target Companies

Zheng Chang	IT

Chenghua Hong	Shareholder of the Target Companies

Lina Zhang	Marketing

Wenxin Ying	Network building

Jie Cui	IT

Yonghua Yang	Source purchasing